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                      EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT, dated as of August 1 , 1996 between Chatwins Group, Inc., a Delaware corporation (the "Company") and Joseph C. Lawyer individual residing at 135 Rock Haven Lane, Pittsburgh, PA 15228 (the "Employee").1 This Agreement supersedes and replaces the Employment Agreement dated February 1, 1993 between the Company and Joseph C. Lawyer.

                      W I T N E S S E T H :

     WHEREAS, the Company wishes to employ the Employee as one of its principal executives; and

     WHEREAS, the Employee is willing to accept such employment upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the Company and the Employee agree as follows:

     Section 1.     Terms of Employment.

     The Company hereby employs the Employee, the Employee agrees to be employed by the Company, on the terms and conditions contained herein, for a period commencing on the date hereof and terminating on July 31, 1999 (the "Employment Term"). Either party shall give written notice to the other not less than six (6) months prior to the expiration of the initial Employment term or any subsequent extension thereof, of its or his intention not to renew. Upon timely receipt of notice of intention not to renew, this contract shall terminate on the next July 31 subsequent to receipt of notice of intention not to renew. If no such notice is given, this contract shall be renewed for an additional year.

     Section 2.    Duties.

     (a) The Employee is hereby appointed to serve as the Company's President and Chief Executive Officer, and shall perform the services and duties for the Company set forth in the Company's By-laws with respect to such position.

     Further, it is the intention of the parties hereto that, subject to the approval of the shareholders of the Company, the Employee shall serve as a director of the Company, and shall be nominated to such directorship at the next meeting of shareholders after the date of this Agreement. While the Employee serves as a director of the Company, he shall be included as an insured party under any policy of directors' liability insurance maintained by the Company, and shall receive, in addition to the compensation provided for in Section 3 hereof, such directors' fees as may be paid to other employees of the Company holding directorships.

     (b) The Employee agrees to devote his entire time, energy and skill during regular business hours to promote the business and affairs of the Company.

     Section 3.    Compensation.

     (a)   Base Compensation.  For services rendered by the Employee under this Agreement, the Company shall pay the Employee during the Employment Term
an annual salary (the "Base Salary") equal to $328,187.  The Base Salary shall be increased to $360,000 on January 1, 1997 and to $395,000 on January 1,
1998, or such greater amount as the Board of Directors, in its sole discretion, may determine.  Effective on January 1, 1999 the Board of
Directors shall determine the amount of the salary increase for 1999 over the
Base Salary in effect at the time.  The Base Salary shall be payable at such intervals and otherwise in such manner as is consistent with the Company's normal practices for remuneration of executives.

     (b)   Bonus Compensation.

           (i) For purposes of this Section 3(b), the following terms shall have the following meanings:

           EBIT means for any fiscal year the sum of (A) the actual income from continuing operations before interest and tax of the Company for such year (excluding the revenues, expenses, costs of acquisition and other results of operations of all business units acquired by the Company after the beginning of such year and not included in the calculation of BEBIT for such year) determined in accordance with generally accepted accounting principles and consistent with the financial statements of the Company for such year certified by independent auditors plus (B) the aggregate amount of consulting fees to Stanwich Partners, Inc. ("Stanwich") charged to the Company in such year;

           BEBIT means for any fiscal year the sum of (A) projected income from continuing operations before interest and tax of the company for such year plus (B) projected Stanwich consulting fees payable by the Company for such year, both as set forth in the budget prepared by management of the Company, and approved by the Board of Directors, in accordance with procedures established by the Board of Directors.

           (ii) In addition to the Base Salary, the Company shall pay to the Employee, if earned, an annual amount (the "Bonus Compensation") which will be payable if EBIT for any fiscal year equals or exceeds BEBIT for such fiscal year and will be the sum of:

           (A) Thirty percent (30%) of Base Salary, and in addition to, and not in place of, the following,

           (B) An amount equal to five percent (5%) of Base Salary should EBIT exceed BEBIT by up to two percent (2%), and in addition to, and not in place of, the following,

           (C) An amount equal to six percent (6%) of Base Salary should EBIT exceed BEBIT by two percent (2%), but less than five percent (5%), and in addition to, and not in place of, the following,

           (D) An amount equal to seven percent (7%) of Base Salary should EBIT exceed BEBIT by five percent (5%) but less than ten percent (10%) and in addition to, and not in place of, the following,

           (E) An amount equal to eight percent (8%) of Base Salary should EBIT exceed BEBIT by ten percent (10%) but less than fifteen percent (15%) and in addition to, and not in place of, the following,

           (F)    An amount equal to nine percent (9%) of Base Salary should
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EBIT exceed BEBIT by fifteen percent (15%) or more.

           The Company shall pay the Employee Fifty percent (50%) of Bonus Compensation in cash not more than sixty (60) days subsequent to year end. The remaining fifty percent (50%) shall be paid prior to December 31, of the year following, provided the Employee has not voluntarily resigned without good reason or been terminated for cause under Section 5(a) below prior to the end of the Employment Term.

           (iii) Should the Employee resign voluntarily without good reason or be terminated for cause under Section 5(a) below then (A) the employee shall forfeit and be deemed to have waived his entitlement to any portion of the Bonus Compensation earned with respect to any completed fiscal year but not yet paid and (B) the Employee shall have no entitlement to any Bonus Compensation in respect of the then current incomplete fiscal year.

           (iv) Should the Employee's employment cease for any other reason specified in Section 5 then (A) in all such events any portion of the Bonus Compensation earned with respect to any completed fiscal year but not yet paid shall be paid to the Employee within seven (7) days following cessation of employment and (B) in the case of cessation of employment pursuant to Section 5(b), (c) and (g) (but not Sections 5(d) - (f) ) the Employee shall be entitled to receive the pro rata portion of his Bonus Compensation that would have been earned in respect of the then current fiscal year had such cessation of employment not occurred, such pro rata portion to be based on the percentage of the fiscal year that the Employee was employed and such Bonus Compensation to be payable not more than sixty (60) days subsequent to the end of such fiscal year.

           (v) The aggregate amount of Bonus Compensation payable hereunder shall in no event exceed sixty five percent (65%) of the Base Salary in effect on the last day of the fiscal year in respect of which such Bonus Compensation is calculated.


     Section 4.    Other Benefits.

     During the Employment Term the Company will provide the following benefits to the Employee.

     (a) The Employee will be entitled to participate in any present and future medical, life, or disability insurance, pension or retirement plan adopted by the Company for the benefit of senior employees of the Company, such participation to be on terms and conditions at least equivalent to terms and conditions customarily provided to full time executive officers of the Company. The Employee shall enjoy such vacation, holiday or similar rights and privileges as are customarily provided to full time executive officers of the Company.

     (b) The Company will pay, or reimburse the Employee for, up to $600.00 per month for automobile lease payments.

     (c) The Company will obtain and pay the premiums on a $1,000,000 life insurance policy for the Employee; provided that the Employee is insurable and cooperates with the Company in obtaining and keeping in effect such policy, including submitting to such medical examination and taking such other actions as may be required by the life insurance company; and provided further that
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the Company shall not be obligated to pay premiums in excess of $6,000 per year; and provided further that if a $1,000,000 policy is not available within the premium limitation set forth above, then the Company shall obtain and pay the premiums for a life insurance policy providing coverage in such amount as is available within such premium limitation in satisfaction of the Company's obligations under this Section. The owner of such policy shall be determined by the Company. The beneficiaries of such policy shall be designated by the Employee.

           The Company shall also maintain a split dollar life insurance policy on the life of the Employee in the amount of $1,500,000 with an annual premium not to exceed $45,000. The ownership of such policy shall be determined by the Employee. The beneficiaries of such policy shall be determined by the Employee. The Employee shall pay to the Company the economic benefit amount of the split dollar insurance cost. In the event of the Employee's resignation upon a change of control as defined in Section 5(f) the Company shall continue to fund the premiums for the life of the Employee . In all other cases, upon the termination or expiration of the Employment Term, the Employee shall be solely responsible to continue the policy at his sole expense or cause or permit the policy to terminate.

     (d) The Company will reimburse all reasonable business expenses incurred by the Employee in the course of and in connection with his employment by the Company, upon submission of appropriate documentation.

     (e) The Company will pay, or reimburse the Employee for, reasonable membership fees in the South Hills Country Club and the Duquesne Club or such other two (2), but not more than two (2) Clubs Employee may designate.

     Section 5.    Termination.

     The Employment Term shall terminate upon any of the following occurrences:

     (a) Termination for Cause. The Company may terminate this Agreement for cause at any time upon 30 days prior written notice, and thereby cancel all further rights and obligations of the parties hereto, except those set forth in Sections 6 and 7 hereof. For the purpose of this Agreement, "cause" shall mean (i) the conviction of the Employee of a felony under state or federal criminal laws; (ii) the determination of the Board of Directors that the Employee has become unable as a result of alcohol or drug use to carry out the responsibilities of his employment; or (iii) the willful failure of the Employee, in the sole judgment of the Board of Directors, to perform his obligations under this Agreement or to carry out the reasonable instructions of the Board of Directors, but only when such conduct continues for a period of thirty (30) days following receipt by Employee of written notice from the Board of Directors that it is considering termination for cause pursuant to this provision and specifically setting forth the conduct of the Employee which the Board of Directors considers a basis for Employee's termination for cause.

     (b)   Termination Upon Disability.  If, during the term of this
Agreement, the Employee shall become incapable of fulfilling his obligations hereunder because of injury or physical or mental illness, and such incapacity shall exist or reasonably may be expected upon competent medical opinion to exist for more than six months in the aggregate during any period of twelve consecutive months, the Company may, upon at least thirty days prior written
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notice to the Employee, terminate all further rights and obligations of the parties hereto, except (i) those set forth in Sections 3(b)(iv), 6 and 7 hereof and (ii) payment of the Base Salary for a period of not less than one year after the end of such thirty day notice period.

     (c) Termination by Death. If the Employee shall die during the Employment Term, this Agreement and all rights and obligations hereunder shall terminate immediately; except that the Company shall pay to the Employee's estate an amount equal to the Base Salary at the rate then in effect for a period of not less than one year after the date of the Employee's death and the Employee's estate shall be paid any amounts owing under Section 3 (b)(iv).

     (d) Termination Without Cause. The Company may terminate this Agreement without cause at any time during the Employment Term upon 30 days written notice to the Employee. In the event of such termination without cause, the Employee shall continue to be entitled to receive (i) any accrued but unpaid Bonus Compensation owing under Section 3 (b)(iv) and (ii) for the balance of the Employment Term or one and one half (1 1/2) years, whichever is greater, the Base Salary (at the rate then in effect without reference to any future increases), plus health and life insurance coverage in the Company's group plan as provided in Section 4(a), plus life insurance as provided in section 4(c); provided, however, that any continuation of salary provided for herein shall be reduced dollar for dollar by any salary received by the Employee from any other employment during such continuation period. After such termination without cause, the Employee shall continue to be bound by the provisions of Section 6 and 7(b) hereof.

     (e)   Resignation with Good Reason.   The Company shall, at all times
during the term of this Agreement, provide Employee with all of the rights, responsibilities, perquisites and allow Employee to discharge all of the duties of President and Chief Executive Officer. If, during the term of this Agreement, Company shall reduce or attempt to reduce the rights, responsibilities, perquisites or duties of Employee generally, including, but not limited to (i) removal of Employee from his current position of President and Chief Executive Officer to some lesser position, or (ii) cause Employee to relocate his home or business location from Pittsburgh, Pennsylvania, absent Employee's written consent, or (iii) cause Employee to report to a person or entity other than the Company's Board of Directors, or (iv) take such other action which can be reasonably be interpreted to have the effect of materially reducing Employee's position as contemplated by this Agreement, then Employee may tender his resignation for good reason. Upon Employee's resignation for good reason, Company shall pay Employee as if he had been discharged without cause (as provided in Section 5(d) above) and Employee shall have no further obligation to perform duties for Company. After such resignation for good reason, Employee shall continue to be bound by the provisions of Section 6 and
Section 7(b) hereof.

     (f)   Resignation Upon Change of Control.   For purposes of this
Agreement, a "change of control of the Company" shall be deemed to have occurred if (i) any person or entity becomes the "beneficial owner", directly or indirectly of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company, and such person or entity was not the beneficial owner of such fifty percent (50%) or more on the date of execution of this Agreement; or (ii) a majority of stockholders of the
Company approve a merger or consolidation of the Company with another company, where such shareholders, by the terms of the merger or consolidation shall, directly or indirectly, hold beneficial ownership and voting control of less
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than fifty-one percent (51%) of the surviving company; or (iii) the stockholders of the Company approve a plan of complete liquidation of the
Company or an agreement for the sale or disposition of all or substantially all of the assets of the Company or (iv) the Board of Directors adopts a resolution to the effect that, for purposes of this Agreement, a change of control of the Company has occurred, then upon such change of control,
Employee shall have a one-time ninety day (90) option within which Employee may accept employment and continue under the terms of this Agreement or such other terms as may be offered or tender his resignation due to change of control, whereupon the Employee shall have no obligation to perform duties for
Company or its successors, but Employee shall continue to be bound by the provisions of Section 6 and Section 7(b) hereof.  If the change of control is pursuant to a vote of the Board of Directors and shareholders and the Employee elects to tender his resignation pursuant to the preceding sentence, then the provisions of 5(d) above will apply.

           This Section 5(f) shall not apply to a change of control due to a merger of the Company with Reunion Industries, Inc. or to equity transfers to heirs or legatees or to others for the purpose of estate planning.

     (g)   Non Renewal by Company.    The Company shall give written notice of
non renewal at least six (6) months prior to the expiration of the initial term which shall occur on July 31, 1999 or six (6) months prior to the expiration of any succeeding renewal or extension thereof. In the event of such non renewal by Company, the Company shall continue to employ the Employee for the balance of the Employment Term, during which period Employee shall continue to be obligated to provide services hereunder and Company shall pay Employee as if he had been Terminated Without Cause on the date his employment terminates due to non renewal by Company (as provided in Section 5(d) above) and Employee shall have no further obligation to perform duties for the Company, but Employee shall continue to be bound by the provisions of Section 6 and Section 7(b) hereof.

     Section 6.    Confidentiality.

     The Employee will not (a) during or after the Employment Term, directly or indirectly, reveal or disclose to any person, firm or corporation any confidential information or trade secrets whatever relating to the business of the Company, including particularly the names of any of its customers; and (b) for a period of three years after the termination of the Employment Term, solicit, interface with or endeavor to entice away from the Company any customer of the Company.

     Section 7.    Non Competition.

The Employee will not, during the Employment Term and for a period of three years after termination of his employment hereunder, (a) directly or indirectly, own, manage, join or control, or participate in the ownership, management, operation or control of, or provide consulting or advisory services to any business, firm, corporation, partnership, proprietorship or other entity which is conducting any business which directly and to a material extent competes with the business of the Company, and (b) shall not solicit employment of any of the employees, consultants, agents or independent contractors of the Company (and, for the purposes of the preceding sentence, the terms "employees," "consultants," "agents" and "independent contractors" shall include any persons with such status at any time during the six (6) months preceding any solicitation in question).
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     The foregoing provisions shall not apply to investments in shares of stock traded on a national securities exchange or on the national over-the-counter market which shall have an aggregate market value, at the time of acquisition, of less than $500,000 and constitute less than two percent of the outstanding shares of such stock.

     Section 8.    Remedies.

     If the Employee commits a breach, or threatens to commit a breach, of any of the provisions of Section 6 or 7, the Company shall have (i) the right to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide adequate remedy to the Company and (ii) the right to require the Employee to account for and pay over to the Company all compensation or profits derived or received by the Employee as a result of any breach of any of the provisions of Section 6 or 7, and the Employee hereby agrees to account for any pay over such compensation or profits to the Company. The invalidity of any provision of Section 6 or 7 shall not affect the validity of any other provision hereof, and each provision shall be enforced to the extent permitted by law.

     Section 9.    Successors and Assigns.

     This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon and inure to the benefit of the Employee and his executors and administrators.

     Section 10.   Waiver of Breach.

     The waiver of the Company or the Employee of a breach of any provision of this Agreement by the other party shall not be construed as a waiver of any subsequent breach of the same provision or of any provision in this Agreement.

     Section 11.   Notices.

     All notices, requests, demands and other communications submitted hereunder, shall be in writing and shall be deemed to have duly given if delivered by hand or by express service or if mailed by first class, registered mail, return receipt requested, postage and registry fees prepaid, and addressed, if to the Employee, to the address set forth in the first paragraph hereof, and if to the Company to 300 Weyman Plaza, Suite 340, Pittsburgh, PA 15236, Attention: Chairman, or at such other address as either party shall furnish to the other.

     Section 12.   Miscellaneous.

     This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania. This Agreement incorporates the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements relating to such subject matter. This Agreement may not be modified or amended, or any term or provision hereof waived or discharged, except by a written instrument signed by the party against which such amendment, modification, waiver or discharge is sought to be enforced. The headings of this Agreement are for the purpose of reference only and shall not limit or otherwise affect the meaning hereof.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Attest:                            Chatwins Group, Inc.

_______________________________    By _____________________________
Name:                              Title:



Attest:                            Employee

_______________________________    ________________________________
Name:                              Joseph C. Lawyer